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                                                                    EXHIBIT 10.2


                              CONSULTING AGREEMENT


   This Consulting Agreement (the "Agreement") is entered into this 10th day of August, 2001, by and between G. LYNN BOGGS (the "Consultant") and PRIVATE BUSINESS, INC., a Tennessee corporation (the "PBI").

   WHEREAS, Towne Services, Inc. ("Towne") and PBI have agreed to a business combination (the "Merger") whereby Towne would merge with and into a subsidiary of PBI, with Towne being the surviving entity in the merger and a direct wholly-owned subsidiary of PBI;

   WHEREAS, the Consultant was the Chief Executive Officer of Towne prior to the Merger and resigned from such position upon consummation of the Merger;

   WHEREAS, PBI desires for Consultant to remain and assist with PBI's post-Merger transition; and

   WHEREAS, PBI has agreed to retain the Consultant to assist in such transition, and the Consultant has agreed to do so, subject to the terms and conditions of this Agreement.

   NOW, THEREFORE, for and in consideration of the amounts set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Engagement as Consultant. PBI hereby retains Consultant, and Consultant hereby accepts engagement by PBI, on the terms and conditions specified herein.

2. Term. The term of this Agreement shall be for a period commencing on August 10, 2001 and continuing for a term of six (6) months (the "Term").

3. Duties of Consultant. Consultant shall assist PBI with regard to transition matters related to the Merger. Consultant shall assume such duties as are reasonably requested by PBI, provided that such duties and responsibilities are agreeable to Consultant.

4. Compensation. Consultant shall be paid at the rate of Four Hundred Thousand Dollars ($400,000) per year, or a total of Two Hundred Thousand Dollars ($200,000) during the Term, paid in accordance with the then current payroll policies of PBI.

5. Covenant Not To Compete. During the Term and for a period of twelve (12 months following termination of this Agreement (the "Restricted Period"), Consultant covenants and agrees that he will not, without the express approval of PBI, directly or indirectly anywhere in the continental United States, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, shareholder, member, partner,


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director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than PBI (or any subsidiary or affiliate of PBI) whose business, activities, products or services (collectively, "Business Activities") are competitive with either (i) any of the Business Activities conducted or offered by PBI or its subsidiaries or affiliates, as of or on the effective date, which Business Activities shall include in any event and without limitation providing software products and marketing, training, management, billing, collection and insurance brokerage services to entities in the business of purchasing or financing accounts receivable or in the factoring business, or (ii) any other Business Activities which PBI or its subsidiaries or affiliates conducts or offers on, or is actively planning and actually conducting or offering as of or on the effective date. Notwithstanding the foregoing, Consultant may own, directly or indirectly, solely as an investment, securities of any entity if Consultant (a) is not a controlling person with respect to such entity and (b) does not, directly or indirectly, own five percent (5%) or more of any class of the securities of such entity. Notwithstanding, the provisions contained in this Section 5 shall not be binding on the Consultant if, during the Restricted Period, PBI materially breaches the terms of this Agreement, and such material breach is not cured by PBI within ten (10) days following receipt of a written notice from Consultant which describes in detail the nature of the material breach. As a consideration for the obligations of Consultant pursuant to this Section 5, PBI agrees to pay Consultant Three Hundred Twenty Thousand Dollars ($320,000). Such payment shall be in addition to the compensation described in Section 2 and shall be made by PBI to the Consultant in good funds upon termination of the Term.

6. Trade Secrets; Confidential Information. Consultant covenants and agrees that, at all times during and after the Term, he shall keep secret and not disclose to others or appropriate to his own use or the use of others any trade secrets, or secret or confidential information or knowledge pertaining to the business affairs of PBI or any of its affiliates including without limitation trade know-how, trade secrets, consultant contracts, customer lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, technical processes, designs and design projects, inventions and research projects; provided, however, that any disclosure reasonably believed by Consultant to be compelled by law or legal process shall not constitute a breach or violation of this section. Information shall not be deemed confidential or secret for purposes of this Agreement if it is generally known in the industry.

7. Rights and Remedies Upon Breach. If Consultant breaches, or threatens to commit a breach of, any of the provisions of Sections 5 or 6 of this Agreement (collectively, the "Restrictive Covenants"), PBI shall have the right and remedy to have any of the Restrictive Covenants specifically enforced by any court having jurisdiction in Tennessee, it being hereby acknowledged and agreed by Consultant and that money damages will not provide an adequate remedy to PBI, which rights shall be in addition to, and not in lieu of, any other rights and remedies available to PBI.

8. Notice. All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):


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                           (a)   To PBI:

                                 Private Business, Inc.
                                 9010 Overlook Boulevard
                                 Brentwood, Tennessee 37027
                                 Attention: Chairman

                           (b)   To Consultant:

                                 G. Lynn Boggs
                                 #9 Governors Way
                                 Brentwood, Tennessee 37027

9. Controlling Law and Performability. The execution, validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Tennessee.

10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration in Nashville, Tennessee. In the proceeding the Consultant shall select one (1) arbitrator, PBI shall select one
(1) arbitrator and the two (2) arbitrators so selected shall select a third
(3rd) arbitrator. The decision of a majority of the arbitrators shall be binding on the Consultant and PBI. Should one party fail to select an arbitrator within five (5) days after notice of the appointment of an arbitrator by the other party or should the two (2) arbitrators selected by the Consultant and PBI fail to select an arbitrator within ten (10) days after the date of the appointment of the last of such two (2) arbitrators, any person sitting as a Judge of the United States District Court for the Middle District of Tennessee, Nashville Division, upon application of the Consultant or PBI, shall appoint an arbitrator to fill such space with the same force and effect as though such arbitrator had been appointed in accordance with the first sentence of this Paragraph 10. Any arbitration proceeding pursuant to this Paragraph 10 shall be conducted in accordance with the rules of the American Arbitration Association. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

11. Additional Instruments. The parties shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

12. Entire Agreement and Amendments. This Agreement contains the entire agreement of the Parties relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between the Parties with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Parties acknowledge the entering into of the Separation Agreement between Boggs and Towne.

13. Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by the decision of any arbitrator or by decree of a court of last resort, the parties shall promptly meet and negotiate
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substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

14. Assignments. PBI may assign this Agreement and in the event of an assignment of this Agreement, all covenants, conditions and provisions hereunder shall inure to the benefit of and be enforceable against PBI's successors and assigns. The rights and obligations of Consultant under this Agreement are personal to him, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer.

15. Effect of Agreement. Subject to the provisions of Paragraph 14 with respect to assignments, this Agreement shall be binding upon the Consultant and his heirs, executors, administrators, legal representatives and assigns and upon PBI and respective successors and assigns.

16. Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one and the same instrument.

17. Waiver of Breach. The waiver by either party of a breach of any provision of the Agreement by the other Party shall not operate or be construed as a waiver by such party of any subsequent breach by such other party.

   IN WITNESS WHEREOF, the parties have executed this Agreement effective as set forth above.


                                    PRIVATE BUSINESS, INC.



                                    By: /s/ Thomas L. Black
                                        ----------------------------------------
                                        Thomas L. Black, President


                                    CONSULTANT



                                    /s/ G. Lynn Boggs
                                    --------------------------------------------
                                    G. LYNN BOGGS